CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in the following Registration Statements of OMNI Energy Services Corp. of our report dated March 12, 2004, with respect to the 2003 consolidated financial statements of OMNI Energy Services Corp. included in its Annual Report on Form 10-K/A Amendment No. 3 for the year ended December 31, 2003.

     - Form S-8 No. 333-110198 (Amended and Restated OMNI Energy Services Corp. Stock Incentive Plan)

     -   Form S-8 No. 333-49409 (OMNI Energy Services Corp. Stock
         Incentive Plan and Stock Option Agreements with Certain
         Employees)

     - Form S-8 No. 333-80973 (OMNI Energy Services Corp. 1999 Stock Option Plan Stock Incentive Plan)

     -   Form S-8 No. 333-35816 (OMNI Energy Services Corp. 1999 Stock
         Option Plan)

     -   Form S-3 No. 333-69436 (OMNI Energy Services Corp.
         Registration Statement)



/s/ Fitts, Roberts & Co., P.C.


Houston, Texas
September 13, 2004